Ehibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

TILT Holdings Inc. (the “Company”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its common shares, no par value (“Common Shares”).

The following description of certain of the Company’s securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Notice of Articles (“Notice”) of the Company, Articles of the Company (“Articles”) and forms of warrants, each of which is filed or incorporated by reference as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2022. For additional information, please read the Notice, Articles, forms of warrants and the applicable provisions of the Business Corporations Act (British Columbia) (“BCBCA”).

Authorized Shares

The Company is authorized to issue an unlimited number of Common Shares and an unlimited number of compressed shares (“Compressed Shares”). As of December 31, 2022, 377,515,391 Common Shares were issued and outstanding and zero Compressed Shares were issued and outstanding.

Description of Common Shares

Voting Rights

The holders of the Common Shares are entitled to receive notice of and to vote at every meeting of the shareholders of the Company and have one vote thereat for each Common Share so held.

Liquidation Rights

Subject to the liquidation rights of the holders of Compressed Shares, in the event of liquidation, dissolution or winding-up of the Company or upon any distribution of the assets of the Company among shareholders being made (other than by way of dividend out of the monies properly applicable to the payment of dividends) the holders of Common Shares are entitled to share equally.

Dividends

The Board of Directors of the Company (the “Board”) may from time-to-time declare a dividend, and the Company shall pay thereon out of the monies of the Company properly applicable to the payment of the dividends to the holders of Common Shares. The holders of Common Shares receive dividends as shall be determined from time-to-time by the Board whose determination shall be conclusive and binding upon the Company and the holders of Common Shares.

No Preemptive Rights

The Common Shares have no preemptive rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to the Common Shares.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares is Odyssey Trust Company.

Exchange Listing

The Common Shares are currently listed on the NEO Exchange under the symbol “TILT” and quoted on one of the OTC Markets Group over-the-counter exchanges (“OTCQX”) under the symbol “TLLTF”.

Description of Compressed Shares

Voting and Conversion Rights

The holders of Compressed Shares have the right to one vote for each Common Share (subject to the terms and conditions set forth in the Company’s Articles) into which such Compressed Shares are convertible (disregarding the conversion limitations described in the Articles), and with respect to such vote, such holder has voting rights and powers of the holders of Common Shares. Each Compressed Share is convertible into 100 Common Shares, subject to certain adjustments and conversion limitations set forth in the Articles. Any fractional voting rights available on an as converted basis (after aggregating all Common Shares into which Compressed Shares are convertible) shall be rounded up or down to the nearest whole number (with one-half being rounded upward). Except as provided by law, the Compressed Shares vote together with the Common Shares as a single class.

Liquidation and Dividend Rights

The holders of Compressed Shares are entitled to receive the assets of the Company, or other consideration payable or distributable as a result of the liquidation event, available for distribution to shareholders, distributed among the holders of Compressed Shares and Common Shares based on: (i) the number of Common Shares; and (ii) the number of Compressed Shares (on an as converted basis, assuming conversion of all Compressed Shares into Common Shares at the applicable conversion ratio, disregarding the conversion limitations described in the Articles), issued and outstanding on the record date.

The Compressed Shares rank pari passu with the Common Shares as to dividends and upon liquidation, as described above for the Common Shares.

Description of Warrants

On November 22, 2019, the Company issued 9,045,691 warrants to purchase Common Shares (the “Founders Separation Warrants”) in connection with the separation of several founders. All of the Founders Separation Warrants are outstanding as of the date of this filing.

On February 15, 2023, the Company issued 91,999,901 warrants to purchase Common Shares (the “2023 Warrants”) in connection with the refinancing of USD$38,000,000 in aggregate principal amount of secured promissory notes. All of the 2023 Warrants are outstanding as of the date of this filing.

Founders Separation Warrants

Exercisability. The Founders Separation Warrants are currently exercisable and may be exercised at any time on or before 5:00 p.m. (Vancouver time) on September 30, 2024, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise form accompanied by payment in full for the number of Common Shares purchased upon such exercise.

Exercise Price. Each Founders Separation Warrant represents the right to purchase one Common Share at an exercise price of CAD$1.05 per share, subject to adjustment. The exercise price and/or the shares underlying the Founders Separation Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock consolidations, or capital reorganizations.

2023 Warrants

Exercisability. The 2023 Warrants are currently exercisable and may be exercised at any time on or before 5:00 PM (Arizona time), on February 15, 2030, at the option of each holder, in whole or in part by surrender of the 2023 Warrant and delivering to the Company a duly executed exercise form accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. At any time during the term of the 2023 Warrants, the holder is permitted to effect a cashless exercise of the 2023 Warrants (in whole or in part) by surrender of the 2023 Warrant and delivering to the Company a duly executed exercise form. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the 2023 Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the number of Common Shares issuable upon exercise of the 2023 Warrant in accordance with its terms by means of a cash exercise rather than a cashless exercise, multiplied by the difference between the exercise price of the 2023 Warrants and the Fair Market Value (as such term is defined in the 2023 Warrants) by (y) the Fair Market Value.

Exercise Price. Each 2023 Warrant represents the right to purchase one Common Share at an exercise price of USD$0.07084 per share, subject to adjustment. The exercise price and/or the shares underlying the 2023 Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock consolidations, rights offerings, or capital reorganizations.

Anti-takeover Provisions

The BCBCA, the Articles and Canadian take-over bid rules could discourage or make more difficult a change in control of the Company.

Actions Requiring Special Majority under BCBCA and the Articles

Under the BCBCA and the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to the Company’s business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Company’s Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of the Company’s assets.

Under the Articles, in addition to any other rights provided by law, the Company shall not amend, alter or repeal the preferences, special rights or other powers of the Common Shares or any other provision of the Company’s Notice and Articles that would adversely affect the rights of the holders of Common Share, without the unanimous written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding aggregate number of Common Shares, given in writing by all of the holders of Common Shares or by vote at a meeting, consenting or voting (as the case may be) separately as a class of the holders of Common Shares.

Additionally, under the Articles, in addition to any other rights provided by law, the Company shall not amend, alter or repeal the preferences, special rights or other powers of the Compressed Shares or any other provision of the Company’s Notice and Articles that would adversely affect the rights of the Compressed Shareholders, without the unanimous written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding aggregate number of Compressed Shares, given in writing by all of the holders of Compressed Shares or by vote at a meeting, consenting or voting (as the case may be) separately as a class of the holders of Compressed Shares.

Notice Provisions Relating to Nomination of Directors

Under the Articles, a shareholder (a “Nominating Shareholder”) may nominate persons for election to the Board at any annual meeting of shareholders if such shareholder provides notice (“Nominating Notice”) to the Company’s secretary not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting is made, the Nominating Notice is made not later than the close of business on the tenth day following the Notice Date. In the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), a Nominating Shareholder may nominate persons for election to the Board if such shareholder provides the Nominating Notice to the Company’s secretary not later than the close of business of the fifteenth day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any of the notice requirements.

Take-Over Bid Requirements

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” (“NI 62-104”) and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally.

The Canadian Securities Administrators (the “CSA”) have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Unless the offer constitutes an exempt transaction, take-over bids are subject to a number of rules and related disclosure requirements contained in NI 62-104.

Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class, the offeror must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release. In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act (Canada). A non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. A reviewable acquisition may not proceed unless the Minister is satisfied that the investment is likely to be of net benefit to Canada. If the applicable financial thresholds were exceeded such that a net benefit to Canada review would be required, this could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their common shares. Furthermore, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation has a pre-merger notification regime and mandatory waiting period that applies to certain types of transactions that meet specified financial thresholds, and permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in the Company.